Exhibit 10.3

BUSINESS AND DEVELOPMENT AGREEMENT

     This Business and Development Agreement (this “Agreement”) is made and entered into as of the 6th day of February, 2008, by and between Global Energy, Inc., a corporation organized and existing under the laws of the State of Nevada (“Global”), and Renewable Diesel, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Renewable”).

     WHEREAS, AlphaKat GmbH, a company organized and existing under the laws of Germany (“AK”), owns or has certain rights to a proprietary technology developed by Dr. Christian Koch to convert waste material which contains hydrocarbons into diesel (as further defined below, the “Technology”);

     WHEREAS, AK and Global formed AlphaKat - Global Energy GmbH, a company organized and existing under the laws of Germany (“Licensor”), to market the Technology in accordance with the agreements entered into by AK and Global;

     WHEREAS, Global and Trianon Partners, a corporation organized and existing under the laws of the State of Nevada (“Trianon”) and an affiliate of Renewable, entered into a Joint Development Agreement dated October 24, 2007 (the “JDA”) which contemplated, among other things, (i) the execution of a license agreement between Licensor and Trianon, (ii) the joint development of projects using the Technology by Global and Trianon or a new entity formed by the owners of Trianon and (iii) Trianon assisting Global to install a plant in the United States, at Global’s sole expense, to demonstrate the commercial viability of the Technology;

     WHEREAS, Trianon, following the execution of the JDA, introduced Global to Covanta Energy Corporation, a corporation organized and existing under the laws of Delaware (“Covanta”), which is in the waste-to-energy business;

     WHEREAS, Trianon, at the request of Global, worked with Global and Licensor to structure a business relationship with Covanta, including the negotiation and execution of (i) the License Agreement between Licensor and Global of even date herewith and (ii) the Business and Royalty Agreement between Global and Covanta of even date herewith;

     WHERAS, American Renewable Diesel, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“American”) and an affiliate of Trianon and Renewable, is entering into a License Agreement of even date herewith with Licensor;

     WHEREAS, Global and Trianon have agreed to terminate the JDA and to put in place a modified set of agreements between Global and Renewable; and

     WHEREAS, Global and Renewable want to set forth their agreements;

     NOW, THEREFORE, in light of the mutual premises set forth herein and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows.

ARTICLE 1 – DEFINITIONS AND INTERPRETATION

Section 1.1 Capitalized Terms. Unless otherwise specified herein, the following capitalized terms shall have the following meanings:

     “Affiliate” means, in relation to any Person, any other Person that controls, is controlled by, or is in common control with, such Person. For the purpose of this definition, control means the direct or indirect control of fifty percent (50%) or more of the voting rights in such Person or the power to direct the management or policies of such Person, whether by operation of law, by contract or otherwise. Except as shall otherwise be expressly provided in this Agreement, and for the avoidance of any doubt, as of the Effective Date, (i) Renewable, Trianon and American are Affiliates, (ii) Licensor and AK are Affiliates and (iii) Licensor and Global are Affiliates, but AK and Global are not Affiliates.

     “Agreement” has the meaning set forth in the first paragraph hereof.

     “AK” means AlphaKat GmbH, a company organized and existing under the laws of Germany, and its successors and assigns.

     “American” means American Renewable Diesel, LLC, a limited liability company organized and existing under the laws of the State of Delaware, and its successors and assigns.

     “Business and Royalty Agreement” means the Business and Royalty Agreement of even date herewith entered into by Global and Covanta.

     “Consulting Agreement” means the Consulting Agreement entered into by Global and Trianon dated October 20, 2007.

     “Covanta” means Covanta Energy Corporation, a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns.

     “Covanta License Agreement” means the License Agreement entered into by Licensor and Covanta of even date herewith, a copy of which has been provided to the Parties by Licensor.

     “Default” has the meaning set forth in Section 5.1.

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     “Dispute” has the meaning set forth in Section 7.1.

     “Effective Date” has the meaning set forth in Section 4.1.

     “Feedstock” has the meaning set forth in the License Agreement.

     “Finding Party” has the meaning set forth in Section 2.1(a) .

     “Global” means Global Energy, Inc., a corporation organized and existing under the laws of the State of Nevada, and its successors and permitted assigns.

     “Global Percentage” has the meaning set forth in Section 2.1(d) .

     “ICC” means the International Chamber of Commerce.

     “ICC Rules” has the meaning set forth in Section 7.1(c) .

     “Improvements” means all the techniques, enhancements, modifications, changes, experience, methods, information, data or knowledge that will be created or acquired in the future relating to the Technology and/or the manufacturing of such components for Systems (whether or not patentable, useful or workable) through the implementation, development, testing and improvement of the Technology.

     “Initial Period” has the meaning set forth in the License Agreement.

     “Interim Period” has the meaning set forth in the License Agreement.

     “Investment Agreement” means the Business and Investment Agreement to be entered into by Covanta and Renewable.

     “KDV 500” means the system of components, including all of the structural steel, piping, pumps, vessels, control systems, wiring, two proprietary “mixing turbine pumps” and the operations, maintenance and start-up manuals provided by AK, to convert hydrocarbon feedstock, including any Feedstock, into diesel oil using the Technology which is capable of producing a minimum of 500 liters of diesel oil per hour.

     “License Agreement” means the License Agreement entered into by American and Licensor of even date herewith, a copy of which has been provided to the Parties by Licensor.

     “Licensor” means AlphaKat - Global Energy GmbH, a company organized and existing under the laws of Germany, and includes its successors and assigns.

     “LLCA” has the meaning set forth in Section 2.2(g) .

     “Other Party” has the meaning set forth in Section 2.1(a) .

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     “Parties” means Global and Renewable.

     “Party” means Global or Renewable, as the case may be.

     “Person” means any natural person, corporation, company, partnership, business trust, governmental authority or other entity.

     “Project” means a project to convert a feedstock to diesel using the Technology.

     “Project Company” has the meaning set forth in Section 2.2(g) .

     “Project Development Costs” has the meaning set forth in Section 2.2(c) .

     “Purchase Order” has the meaning set forth in the License Agreement.

     “Renewable” means Renewable Diesel, LLC, a limited liability company organized and existing under the laws of the State of Delaware, and its successors and permitted assigns.

     “Renewable Percentage” has the meaning set forth in Section 2.1(d) .

     “Subject Project” has the meaning set forth in Section 2.1(a) .

     “System” means any system of components, whether it is in existence today or developed hereafter, including all of the structural steel, piping, pumps, vessels, control systems, wiring, the proprietary “mixing turbine pump(s),” any new components of any future system of components and all of the operations, maintenance and start-up manuals provided by AK, to convert hydrocarbon feedstock, including any Feedstock, into diesel oil using the Technology, including, for the avoidance of doubt, the KDV 500.

     “Technology” has the meaning set forth in the License Agreement.

     “Territory” has the meaning set forth in Section 2.1.

     “Trianon” means Trianon Partners, a corporation organized and existing under the laws of the State of Nevada, and its successors and assigns.

Section 1.2 Interpretation. In this Agreement, unless otherwise indicated or required by the context:

     (a) Reference to and the definition of any document (including this Agreement) or any applicable law shall be deemed a reference to such document or applicable law as it may be amended, supplemented, revised or modified from time to time;

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     (b) All references to an “Article,” “Section” or “Exhibit” are to an Article or Section hereof or to an Exhibit attached hereto;

     (c) Article and Section headings and other captions are for the purpose of reference only and do not limit or affect the meaning of the terms and provisions hereof;

     (d) Defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders;

     (e) The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and

     (f) The words “include,” “includes” and “including” mean include, includes, and including “without limitation” and “without limitation by specification.”

ARTICLE 2 – RELATIONSHIP AND RIGHTS OF THE PARTIES

Section 2.1 Rights of the Parties. Each Party shall have the right during the Interim Period, the Initial Period and the Extended Period, directly or through its Affiliates, to identify and develop Projects in the Territory, subject to the terms and conditions of this Agreement. As of the Effective Date, the territory (the “Territory”) shall be the states of California, New York and Texas. If American meets the two (2) requirements set forth in the first sentence of Section 2.1(b) of the License Agreement, the Territory shall be the states of California, New York, Texas, New Jersey and Florida, it being agreed that Global shall be entitled to develop Projects for its own account in Florida and New Jersey prior to the date by which Renewable must satisfy the requirement set forth in clause (ii) of the first sentence of Section 2.1(b) of the License Agreement, but Global shall not give any other Person the right to develop Projects in such states prior to such date. The Parties further agree as follows:

     (a) The Party that identifies a Project for development in the Territory shall be referred to herein as the “Finding Party” and the other Party shall be referred to herein as the “Other Party.” The Project identified for development shall be referred to herein as the “Subject Project.”

     (b) If Global is the Finding Party, it shall be required to notify Renewable about the Subject Project and Renewable shall have the right to invest up to twenty-five percent (25%) of the total equity required for the Subject Project or such higher amount as may be offered by Global in its sole discretion (but not less than five percent (5%) of the total required equity), all as further provided for in Section 2.2. If Renewable elects not to invest any equity in the Subject Project, then Global shall be free to proceed with the Subject Project without the further involvement of Renewable. For the avoidance of any doubt, Covanta shall not have the right to invest in any Subject Project identified by

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Global unless Global or Renewable makes an offer to allocate a portion of its equity investment rights to Covanta in their sole discretion.

     (c) If Renewable is the Finding Party, it shall be required to notify Global about the Subject Project and Global shall have the right to invest up to fifty-one percent (51%) of the total equity required for the Subject Project (but not less than ten percent (10%) of the total required equity) and Covanta shall have the right to invest up to twenty-four percent (24%) of the total equity required for the Subject Project (but not less than ten percent (10%) of the total required equity), all as further provided for in Section 2.2. If Global elects not to invest any equity in the Subject Project, then Renewable shall be free to proceed with the Subject Project without the further involvement of Global.

     (d) The equity percentage to be provided by Global for a Subject Project shall be referred to herein as the “Global Percentage.” The equity percentage to be provided by Renewable for a Subject Project shall be referred to herein as the “Renewable Percentage.”

     (e) Each Subject Project identified by Renewable shall be developed by Renewable. Each Subject Project identified by Global in which Renewable agrees to invest a portion of the required equity shall by developed by Renewable. Each Subject Project identified by Global in which Renewable decides not to invest equity shall be developed by Global unless the Parties agree otherwise at the time.

     (f) Notwithstanding anything that is contained herein to the contrary, if either Party identifies a Carve-Out Project (as such term is defined in the Business and Royalty Agreement) for development in the Territory, Covanta shall be offered the right to invest one third (1/3) of the total required equity in the Carve-Out Project and the Parties shall each be entitled to invest one third (1/3) of the total equity required for the Project.

Section 2.2 Project Investment Rights of Other Party. Global hereby acknowledges that (i) Renewable has committed to give Covanta the right to invest twenty-four percent (24%) of the total equity required in all Subject Projects identified by Renewable during the Initial Period and the Extended Period on substantially the same terms as are being offered to Global hereunder, such commitment and the terms and condition for making such equity investment to be reflected in the Investment Agreement, (ii) that Renewable and Covanta will follow substantially the same procedures as are outlined below and (iii) Global approves any such investment by Covanta. The following procedures are agreed to by Global and Renewable:

     (a) Equity Investment Notice. If a Finding Party decides to pursue a Subject Project, the Finding Party shall provide a written notice to the Other Party (an “Equity Investment Notice”) to advise the Other Party that the Finding Party wants to pursue the development of a Subject Project, such notice to include as much detail about the Subject Project as is available at the time, including the name of the Subject Project, the type of waste and supplier of waste for the Subject Project, any commercial terms regarding the tipping fees for the Subject Project and potential off-take arrangements, an estimate of the

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cost of developing the Subject Project, the pro forma for the Subject Project, if available, and any other information which is available to the Finding Party that might be relevant to the Other Party in making a decision to invest equity in the Subject Project. The Other Party shall have forty-five (45) days from the receipt of the Equity Investment Notice to review the information about the Subject Project and decide whether the Other Party wants to invest equity in the Project. During the forty-five (45) day period, the Finding Party shall use all reasonable business efforts to respond to any questions that are raised by the Other Party, and the Parties shall meet to discuss the Subject Project if either Party requests to do so. The Other Party shall have the right, in its sole discretion, to invest up to its maximum percentage of the total required equity for each Subject Project that is the subject of an Equity Investment Notice as provided for in Section 2.1, but in no event may the Other Party invest less than its minimum percentage of the total equity required as provided for in Section 2.1. If the Other Party elects to invest in a Subject Project, the Other Party shall provide a written response to the Finding Party (the “Equity Commitment Response”) prior to the expiration of the forty-five (45) day period indicating whether the Finding Party wants to invest equity in the Project and, if so, the total percentage of the required equity that it wants to invest. If the Other Party fails to respond in a timely manner to an Equity Investment Notice, it shall be deemed to be the delivery of a written notice that the Other Party is not interested in investing equity in the Subject Project. If the Equity Commitment Response indicates that the Other Party is not interested in providing any of the required equity for a Project (or if the Other Party is deemed to have delivered such a notice), then the Finding Party shall be free to pursue the Subject Project without any further obligation to offer the Other Party the right to invest equity in such Subject Project.

     (b) Equity Commitment Letter. If the Other Party decides it wants to invest a portion of the required equity for a Subject Project, the Parties shall cooperate together, in good faith, to enter into an equity commitment letter (the “Equity Commitment Letter”) based upon the form of equity commitment letter attached hereto as Exhibit 2 within thirty (30) days of the receipt of the Equity Commitment Response, which letter shall set forth (i) the total anticipated equity investment for the Subject Project, (ii) a tentative budget for the development of the Subject Project and a tentative schedule for the funding thereof, (iii) a tentative schedule for the funding of the equity for the Subject Project which shall be based on the anticipated terms for the relevant Purchase Order and the costs and installation schedule for the balance of the Subject Project, (iv) the percentage of the development costs and the total required equity to be provided by each Party and (v) such other terms as the Parties may mutually agree. Each Party hereby acknowledges that the anticipated development budget and funding schedule and the anticipated equity investment and funding schedule will only be estimates and that the actual development costs and funding schedule and the actual equity investment and funding schedule shall be what is required for the Subject Project. If Covanta agrees to invest a portion of the equity required for a Subject Project, the Parties shall cooperate with Covanta and include Covanta in the Equity Commitment Letter.

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     (c) Project Development Costs. Once Renewable identifies a Subject Project and starts pursuing the development of such Subject Project (or commences the development of a Subject Project identified by Global), Renewable shall track all of the third party costs and all of Renewable’s out-of-pocket expenses (the “Project Development Costs”) incurred in connection with pursuing, evaluating and developing the Subject Project until the development of the Subject Project is completed.

          (i) Subject Projects Identified by Renewable. Global and Renewable shall be responsible to fund the Global Percentage and the Renewable Percentage, respectively, of the Project Development Costs incurred for each Subject Project identified by Renewable. Promptly following the execution of an Equity Commitment Letter for a Subject Project that is identified by Renewable, Global shall reimburse Renewable for a portion of the Project Development Costs that Renewable has incurred through the date of the Equity Commitment Letter, such amount to be determined by multiplying the total Project Development Costs incurred through such date by the Global Percentage. Renewable shall provide a schedule of the Project Development Costs incurred to date to Global together with copies of all the third party invoices and any significant out-of-pocket costs. Thereafter, Global and Renewable (and Covanta if it has also agreed to participate in the Project) shall fund its share of the monthly estimate of the Project Development Costs, in advance, such amount to be reconciled following the end of each month by Renewable. If either Party (the “Failure to Fund Party”) fails to fund its full agreed share of the Project Development Costs on the required schedule and does not cure such funding default within ten (10) days following the receipt of a written notice to cure such funding default by the other Party, then, unless the other Party agrees otherwise in its sole discretion, the Failure to Fund Party shall forfeit its right to fund any of the equity for the Subject Project and shall only be entitled to receive a reimbursement of the Project Development Costs it has funded through the date of such forfeiture at the time that the Purchase Order for the Subject Project is issued by the Project Company formed for such Subject Project.

          (ii) Subject Projects Identified by Global. Global shall be responsible to fund 100 percent of the Project Development Costs incurred for each Subject Project identified by Global. Promptly following the execution of an Equity Commitment Letter for a Subject Project identified by Global, Global shall reimburse Renewable for all of the Project Development Costs that Renewable has incurred through the date of the Equity Commitment Letter. Renewable shall provide a schedule of the Project Development Costs incurred to date to Global, together with copies of all of the third party invoices and any significant out-of-pocket costs. Thereafter, Global shall fund a monthly estimate of the Project Development Costs, in advance, such amount to be reconciled following the end of each month by Renewable. If Global fails to fund the Project Development Costs on the required schedule and does not cure such funding default within thirty (30) days after the receipt of a written notice to cure such funding default by Renewable, then Renewable shall suspend work on the Project unless an alternate arrangement is reached by the Parties and Global shall reimburse Renewable for the work performed to date on the Subject Project.

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     d. Development of Subject Project; Development Fee. All major decisions regarding the development and financing of the Subject Project shall be jointly made by Renewable and Global (and Covanta if it has agreed to participate in the Subject Project), but Renewable shall have lead responsibility for the development and financing of the Subject Project. Global recognizes that Renewable will be incurring the burdened costs for its own personnel that are working on the development of the Subject Project and that such costs will not be included as part of the Project Development Costs funded by the Parties each month. To compensate Renewable for the burdened costs of its personnel in developing each Subject Project, the Parties agree that Renewable shall be paid a development fee of One Hundred Thousand Dollars ($100,000) for each KDV 500 that is installed as part of the Subject Project (such amount to be increased if the Subject Project uses a System other than a KDV 500 in proportion to the increased diesel output of the System installed), but in no event shall the development fee for a Subject Project exceed the sum of Two Million Dollars ($2,000,000), such fee to be paid as follows: (i) if the Subject Project is being financed by a lender, such fee to be paid at the closing of the financing for the Subject Project from the initial drawing of funds under the loan (it being agreed that Renewable will agree to defer up to fifty percent (50%) of such fee, if required by the lender(s) for the Project, to the completion of the construction of the Project); and (ii) if the Subject Project is not being financed by a lender, fifty percent (50%) to be paid at the time the initial payment is made under the Purchase Order for the Systems that are ordered for the Project and the balance when the Project has been accepted from AK.

     (e) Equity Investment in Subject Project. Prior to the execution of a Purchase Order for the Systems required for a Project, Renewable shall provide Global with an update of the total expected equity required for the Project and an updated schedule for the contribution of the equity. All equity invested in a Project shall be invested as a capital contribution to the limited liability company to be established by Renewable and Global for the Project. If a scheduled equity funding commitment is pending and one of the Parties (the “Delinquent Party”) determines it will not be able to fund all or part of its obligation, the Delinquent Party shall promptly provide written notice to the other Party (which shall in no event be less than ten (10) days’ prior to the date that such funding is due) indicating the amount, if any, of the equity that the Delinquent Party will fund on such date. If either Party fails to timely fund an equity funding commitment in accordance with the final equity funding schedule for the Project, in whole or in part, then, unless the other Party agrees otherwise in its sole discretion, the Party that fails to fund shall forfeit its right to fund any additional equity for the Project and the other Party shall fund the balance of the equity required for the Project. Notwithstanding anything contained herein to the contrary, if the equity that is required for the Project exceeds the amount that was estimated by the Parties, each Party shall fund a pro rata share of such equity as the funds are needed. Once the Project achieves commercial operation, the respective equity percentages of the Parties shall be determined based on the total amount of the equity that was actually funded by each Party.

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     (f) Operation and Maintenance of Projects. It is the intention of the Parties to engage a third party to operate and maintain each of the Projects based on a “cost plus” structure with a fixed annual fee. The Parties agree that they will seek a proposal from Covanta or one of its Affiliates using the form of agreement, if any, that has been agreed to by Global and Covanta for the projects that are being jointly pursued by Global and Covanta pursuant to the Business and Royalty Agreement.

     (g) Execution of LLCA. Each Subject Project in which the Parties both invest shall be owned by a separate limited liability company (each, a “Project Company”) formed to own and operate the Subject Project. Prior to executing the Purchase Order for a Subject Project, the Parties shall negotiate, in good faith, a limited liability company agreement (the “LLCA”) for the Project Company based on the standard form of LLCA agreed to by the Parties, it being agreed that each Subject Project will have its own unique requirements that will have to be addressed in the LLCA for the applicable Project Company. Within sixty (60) days of the execution hereof, Renewable will provide a proposed form of LLCA that is based on the relevant provisions of this Agreement and the key terms set forth in Exhibit 1 attached hereto. During the sixty (60) day period following the delivery of the initial draft of the LLCA, the Parties shall negotiate a standard form of LLCA to be used as the model for future LLCAs to be entered into by the Parties for projects to be jointly owned by the Parties during the Initial Period and the Extended Period and shall coordinate such form of agreement with the form being negotiated by Global and Covanta under the Business and Royalty Agreement. Once the Parties have finalized the standard form of LLCA, they shall execute a document confirming that such document is the standard form of LLCA and it shall replace the key terms set forth in Exhibit 2.

     (h) Sale of Interest in Projects. If Renewable or Global wants to sell its interest in any Subject Project in which the Parties have jointly invested, the Parties agree that any such sale shall be accomplished by the applicable Party (the “Selling Party”) selling its membership interest in the Project Company and any transfer by any Selling Party in contravention of the provisions of this Section 2.2(h) (whether by sale or transfer of an intermediate holding company or other direct or indirect transfer) shall be void and of no force and effect. Any such sale shall be subject to the restrictions and other conditions set forth in the LLCA for the Project Company. The LLCA shall require the Selling Party to first offer to sell the membership interest to the other Party in accordance with a formula price or an appraisal process, as the Parties shall determine when the standard form of LLCA is negotiated. If such other Party does not want to purchase the membership interest from the Selling Party, the Selling Party shall be entitled to sell the membership interest to any Person other than a competitor of such other Party unless such other Party consents to the sale in writing in its sole discretion.

     (i) Financing of Subject Projects. The Parties acknowledge that securing debt financing for each Subject Project may not be possible and that the funding for the initial Subject Projects is expected to be all in the form of equity, but the Parties agree that they will seek the maximum debt financing for the Subject Projects that is available. If the Parties agree to pursue a financing for a particular Subject Project prior to the placement

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of the Purchase Order for the Systems that are required for such Subject Project and the lender(s) for such Subject Project are not willing to accept the risk that one or both Parties will timely fund its equity commitments or any of its other support obligations to the Subject Project, each such Party shall be required to provide whatever credit support is required by such lender(s) for its equity investment and its share of any other equity support obligations, including a letter of credit in support of such commitments. Notwithstanding anything which is contained herein to the contrary, neither Party shall be under any obligation whatsoever to provide a “wrap” of the other Party’s equity obligation or any other credit support obligation of such other Party to the lender(s).

     (j) Take-Out Financings. Renewable and Global agree that if the conditions in the project finance market are generally favorable, the Parties will undertake to secure limited recourse take-out financing for multiple Subject Projects once they have operated successfully for a period of at least eighteen (18) months to enable Renewable and Global to recover some or all of the equity that each has invested in such Subject Projects. The Parties shall cooperate in good faith in pursuing and closing such financings. Each Party shall be required to provide whatever credit support is required by such lender(s) for its share of any equity support obligations for such take-out financing, including a letter of credit in support of such commitments. The proceeds of any such take-out financing shall be distributed to each Party in the ratio that such Party’s total equity investment in all of the Subject Projects that are the subject of such financing bears to the total equity investment of both Parties in all such Subject Projects.

     (k) Entitlements. In each Subject Project in which both Parties elect to invest, the Parties will form a Project Company as further provided for in Section 2.2(g) to own such Subject Project. As an owner of the Project Company, each Party (or its Affiliate) will be entitled to its pro rata share of all of the items of income, gain, loss, deduction and credit derived by the Project Company and its pro rata share of the net distributable cash flow of the Project Company.

ARTICLE 3 – CONDITIONS TO EFFECTIVENESS

Section 3.1 Payments to Trianon. On or before the Effective Date, Global shall provide Covanta with a statement showing all of the payments made to Trianon pursuant to the Consulting Agreement.

Section 3.2 Consulting Agreement with Trianon. On or before the Effective Date, Renewable shall cause Trianon to enter into an arrangement with Covanta to replace the Consulting Agreement. On the Effective Date, Renewable shall cause Trianon to provide a letter to Global confirming that the Consulting Agreement has been terminated.

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ARTICLE 4 – EFFECTIVE DATE AND TERM

Section 4.1 Effective Date. This Agreement shall become effective as of the date and year first above written (the “Effective Date”) so long as all of the conditions specified in Article III have been satisfied or waived by the Parties.

Section 4.2 Term of the Agreement. This Agreement shall continue in effect from the Effective Date until December 31, 2047 unless it is terminated earlier by either Party in accordance with the provisions of this Agreement or by the mutual written agreement of the Parties.

ARTICLE 5 – TERMINATION

Section 5.1 Termination Rights. This Agreement may be terminated by either Party in the case of the failure of the other Party to fulfill any of its material obligations hereunder (a “Default”) on ninety (90) days’ prior written notice to the Party in Default, such notice to specify the performance failure of such Party. Such termination shall not affect any of the obligations of the Parties in existence on the date of such termination, including (i) any existing obligations of the Parties in respect of existing Project Companies and (ii) any existing obligations of the Parties in respect of any of the Subject Projects which are the subject of other agreements that have been entered into by the Parties.

Section 5.2 Cure Rights. Notwithstanding anything contained herein to the contrary, a Party that is in Default shall be entitled to cure such Default by satisfying its performance obligation prior to the end of such ninety (90) day period. Furthermore, if such Party is diligently proceeding to cure such Default but such cure cannot be accomplished within such ninety (90) day period, the Party in Default shall be given up to an additional sixty (60) days to cure the Default so long as such Party continues to diligently pursue curing the Default. If the Default is cured by the Party that is in Default prior to the end of the cure period, then the notice of termination shall be null and void. If a Party fails to cure a Default, then this Agreement shall terminate on the date set forth in the notice of Default, but in no event prior to ninety (90) days following the issuance of such notice of Default.

ARTICLE 6 – REMEDIES

Section 6.1 Injunctive Relief and Specific Performance. The Parties acknowledge and agree that irreparable damage might occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is therefore agreed that each of the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which such Party is entitled at law or in equity.

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Section 6.2 Limitation of Liability. The Parties expressly waive any claims against each other and their respective Affiliates for indirect, special, non-compensatory, incidental, punitive, exemplary or consequential damages of any type, whether arising in contract or tort (including negligence, whether sole, joint or concurrent or strict liability), arising out of or relating to this Agreement or a breach hereof; provided, however, that this provision shall not waive any claims that the Parties may have under any other agreements entered into between the Parties. The limitations on liability and the remedies set forth in this Agreement have been expressly bargained for by the Parties and reflect the knowing allocation of the risks inherent in this Agreement between the Parties.

ARTICLE 7 – RESOLUTION OF DISPUTES

Section 7.1 Dispute Resolution. The Parties agree to cooperate with each other in good faith to try to resolve any controversy or dispute between them arising under this Agreement (each a “Dispute”) in accordance with the following procedures:

     (a) If a Dispute cannot be resolved informally, such Dispute shall initially be referred, through written notice by one Party to the other Party, to a meeting of senior management representatives of the Parties. The senior management representatives will meet to resolve the Dispute within fifteen (15) days following presentation of the matter to them.

     (b) If the Dispute cannot be resolved pursuant to Section 7.1(a), the Chief Executive Officers of the Parties shall meet to resolve the Dispute within fifteen (15) days following the conclusion of the consideration of the Dispute under Section 7.1(a) .

     (c) If the matter is not resolved within thirty (30) days of the written notice in Section 7.1(a), either Party may submit the Dispute to arbitration by submitting a Request for Arbitration pursuant to Article 4 of the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) or such equivalent arbitration rules of the ICC then in effect (the “ICC Rules”), provided that nothing in this Agreement shall prevent or delay either Party from applying for interim or conservatory measures pursuant to Article 23 of the ICC Rules.

Section 7.2 Arbitration of Unresolved Disputes.

     (a) All Disputes arising out of or in connection with this Agreement that are not resolved in accordance with the provisions of Section 7.1 shall be finally settled under the ICC Rules by binding arbitration conducted in the English language and held in Washington, D.C. before a panel of three (3) arbitrators. Notwithstanding anything to the contrary in the ICC Rules, the following procedures shall apply for the appointment of the three (3) arbitrators. Each Party shall appoint one (1) arbitrator, obtain its appointee’s acceptance of such appointment and deliver written notification of such appointment and acceptance to the other Party within thirty (30) days from the date that the Dispute was submitted to arbitration. If a Party fails to deliver written notification of its appointment

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of an arbitrator and his/her acceptance within the time period provided in this Section 7.2, then such arbitrator shall be appointed by the ICC in accordance with the ICC Rules and be deemed a Party-appointed arbitrator for all purposes hereof. The first two arbitrators so selected shall select the third arbitrator (who shall act as chairman of the arbitration proceedings), prior to the thirtieth (30th) day following the appointment of the second Party-appointed arbitrator. If the Party-appointed arbitrators are unable to select a neutral arbitrator, they shall jointly submit a list of four names (two each) to the ICC, which shall select the third arbitrator from the list submitted to it.

     (b) No arbitrator shall be a past or present employee or agent of, or consultant or counsel to, a Party or any Affiliate of a Party, unless such restriction has been waived in writing by the other Party to the proceeding.

     (c) The substantive law governing the Dispute shall be the laws of the State of New York.

     (d) The arbitrators shall have the sole power and authority to determine the arbitrability of any Dispute arising under or relating to this Agreement or the subject matter hereof. Subject to any other relevant limitations set forth elsewhere herein, the arbitrators will have the power to award any type of relief that is just and appropriate in the arbitrators’ discretion, including compensatory damages, injunctive orders, orders for specific performances and declarations of rights.

     (e) The arbitrators shall not have power, however, to award punitive, consequential, exemplary or treble damages or any other type of relief in the nature of a penalty, and the Parties hereby expressly waive any right they might otherwise have to such relief. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 7.3 Finality; Enforcement. Any decision or award of a majority of an arbitral panel, as applicable, shall be final and binding upon the Parties. Each Party agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The Parties hereby waive any right to appeal or to review of the decision or the award of an arbitral panel by any court or tribunal and also waive any objections to the enforcement of such decision or award.

Section 7.4 Costs. The costs of arbitration shall be paid in accordance with the decision of the arbitral panel pursuant to the ICC Rules.

Section 7.5 Continuing Performance Obligations. The existence of any Dispute or the pendency of the Dispute resolution procedures set forth herein will not relieve or excuse a Party from its ongoing duties and obligations under this Agreement, and the Parties shall nevertheless proceed with the performance of this Agreement in accordance with the terms hereof.

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ARTICLE 8 – REPRESENTATIONS AND WARRANTIES

Section 8.1 Party Representations. As of the Effective Date, each Party represents and warrants to the other Party that:

     (a) It is duly organized and validly existing and, where applicable, is in good standing under the laws of the jurisdiction of its formation and it has all requisite power and authority to enter into and perform its obligations under this Agreement;

     (b) The execution, delivery and performance of this Agreement have been authorized and approved by its Board of Directors and do not and will not (i) violate any law, rule, regulation, order, decree or permit which is applicable to it or (ii) violate its organizational documents or any agreement to which it is a party;

     (c) This Agreement is a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity; and

     (d) There is no litigation pending or, to the best of its knowledge, threatened to which such Party, its parent or any of its subsidiaries is a party that, if adversely determined, would have a material adverse effect on the financial condition, prospects or business of such Party or its ability to perform its obligations under this Agreement.

Section 8.2 Additional Representation by Global. As of the Effective Date, Global is not in discussions with any Person relating to the use of the Technology in the United States other than Covanta and Renewable.

ARTICLE 9 – GENERAL PROVISIONS

Section 9.1 Expenses. Except as is otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement.

Section 9.2 Confidentiality. The Parties agree to maintain the confidentiality of this Agreement and the terms and conditions hereof. Any public announcements or similar publicity with respect to this Agreement shall be issued at such time and in such manner as the parties shall jointly determine. Notwithstanding the foregoing, each Party (and its Affiliates) shall have the right to make all such disclosures as required by applicable law or by any governmental body, including any stock exchange or securities market to whose regulations or disclosure requirements a Party is subject, without the consent of the other Party hereto; provided, however, that in the event of any such required disclosure, the disclosing Party (and its Affiliates), to the extent reasonably practicable, shall provide the other Party with advance notice of any such disclosure and an

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opportunity to comment thereon. The parties acknowledge that it is their intent to limit, to the fullest extent possible, any publicity regarding their joint cooperation during the Interim Period.

Section 9.3 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Global:

Global Energy, Inc.
Moshe Aviv Tower, 38th Floor
Ramat Gan 52520, Israel
Attention: Asi Shalgi
Facsimile: +972-77-202-5445

Renewable:

Renewable Diesel, LLC
945 Ellington Lane
Pasadena, CA 91105, USA
Attention: Bruce I. Drucker
Facsimile: +1-815-361-9052

Section 9.4 Waiver. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 9.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with

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respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

Section 9.6 Assignment. Neither Party may assign its rights under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that each Party may make an assignment of this Agreement to an Affiliate (so long as such Party remains liable for its obligations hereunder following such assignment) and each Party may make a collateral assignment of its rights hereunder to one or more lender(s) in connection with the financing being arranged by such Party. In the case of a collateral assignment by one Party to one or more lenders, the other Party shall, if requested to so, negotiate the terms of a consent to assignment in good faith and enter into such consent without delay. Notwithstanding the foregoing, a Party may withhold its consent in the case of a proposed assignment to a Person that is a competitor of the Party whose consent is being sought.

Section 9.7 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 9.8 Governing Law. This Agreement will be governed by, and construed in accordance with the laws of, the State of New York without regard to its conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 9.9 No Power of Representation. Neither Party shall have the authority or right under this Agreement to, nor shall either Party hold itself out as having the authority or right under this Agreement to, (i) assume, create or undertake any obligation of any kind whatsoever, express or implied, on behalf of or in the name of the other Party without the express prior written consent of such other Party or (ii) accept service of any legal process addressed to or intended for such other Party.

Section 9.10 No Partnership. Nothing in this Agreement shall be construed as creating a partnership, association, joint venture or any other legal entity between the Parties (including their Affiliates), nor a fiduciary relationship between the Parties (including their Affiliates).

Section 9.11 No Third Party Beneficiaries. No provision of this Agreement is intended or is to be construed to confer upon any Person, other than the Parties and their respective Affiliates and successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.12 Compliance with Law. Each Party and its Affiliates shall comply with all applicable laws, including the Foreign Corrupt Practices Act of 1977 of the United States of America (15 U.S.C. §§ 78dd-1, et seq.), in its or their performance of any activities hereunder.

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Section 9.13 Counterparts and Facsimile Signatures. This Agreement, and any other agreement, instrument, certificate of other documents desirable to be executed and delivered in order to consummate the Contemplated Transactions, may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any such document may be executed by facsimile signature.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GLOBAL ENERGY, INC.

By:	/s/ Asi Shalgi
Asi Shalgi, Chief Executive Officer

RENEWABLE DIESEL, LLC

By:	/s/ Bruce I. Drucker
Bruce I. Drucker, Chief Executive Officer

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EXHIBIT 1 – KEY TERMS OF LLCA

The following assumes that the Project to be owned by the Project Company will be owned solely by Global and Renewable. If Covanta is entitled to and elects to invest equity in the Project Company, the following terms shall be modified to account for the ownership of Covanta in the Project Company, consistent with the key terms outlined in Exhibit 1 of the Business and Royalty Agreement.

Newly Formed Entity:	As is provided for in Section 2.2(g), Renewable shall form a separate limited liability company (the “Project Company”) for each Project that is to be owned jointly by Renewable and Global.

State of Organization:

Unless the Parties agree otherwise, the Project Company shall be formed under the laws of the State of Delaware and shall be authorized to do business in all such other states as required for the ownership and operation of the Project.

Members:	The members of the Project Company (the “Members”) shall be Renewable or its Affiliate and Global or its Affiliate.

Board of Managers:

The business and affairs of the Project Company shall be managed and directed by a board of managers (the “Board of Managers”) consisting of three (3) individual Managers, each entitled to one vote. Global shall appoint two of the Managers so long as it owns a majority percentage of the Project Company and Renewable shall appoint one of the Managers. If Global owns less then a majority percentage of the Project, the foregoing rights shall be reversed. It is further agreed, notwithstanding the foregoing, that to have the right to appoint a Manager, a Party must be committed to invest at least twenty percent (20%) of the total equity required for the Project in the Project Company (the “Total Required Equity”). If a Party has committed to invest less than twenty percent (20%) of the Total Required Equity, such Party shall not have the right to appoint a Manager and the other Party shall appoint all of the Managers of the Project Company. If a Party that has committed to invest at least twenty percent (20%) of the Total Required Equity fails to actually fund at least such percentage, such Party shall lose its right to appoint any Managers thereafter.

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If the Project Company is owned by Global, Covanta and Renewable, the Board of Managers shall consist of four (4) individual Managers. Global (as long as it owns a majority percentage of the Project Company) shall appoint two of the Managers and Covanta and Renewable shall each appoint one of the Managers (subject to the same rules with respect to the minimum ownership requirement.

Meetings of Board:

The Board of Managers may take actions by the unanimous consent of the Managers without a meeting or by a majority vote at any regular or special meetings, subject to at least fifteen (15) days’ prior notice for special meetings to allow all the Managers to be present at the meeting. The presence of two Managers shall constitute a quorum for the Board of Managers to vote on matters; provided, however, that the Board of Managers shall not be authorized to vote on any matter that requires a Unanimous Decision (defined below) unless a Manager appointed by each of the Parties attends the meeting (but only if a Party is authorized to appoint one of the Managers as provided for herein).

Unanimous Decisions:	The following decisions shall require the unanimous vote of the Board of Managers (each a “Unanimous Decision”):

	(i)	Any consolidation, liquidation, reorganization, winding-up, merger or sale of the Project Company;

	(ii)	A transfer, assignment or sale of all or substantially all of the assets or business of the Project Company;

	(iii)	Any action that would alter or change any of the rights, privileges, obligations or liabilities or Global or dilute the voting interest of Global;

	(iv)	The incorporation, establishment or acquisition of an ownership interest in any other entity;

	(v)	Entering into any partnership or joint venture;

	(vi)	Securing debt financing for the Project Company, including the terms of such financing;

	(vii)	Decisions regarding tax elections, the adjudication of tax disputes, the settlement of tax disputes and other tax matters of the Project Company to the

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extent any such decision could have a material adverse effect on a Party;

	(viii)	The offering of equity interests in the Project Company on a public securities market;

	(ix)	Any material modification or amendment to the Certificate of Formation of the Project Company or the LLCA; and

	(x)	Any contract or other transaction entered into by the Project Company and a Member or any Affiliate of a Member.

Ownership:	All property, assets and work product which is developed by the Project Company shall be owned by and in the name of the Project Company and not in the name of any of the Members or Managers.

Pro Rata Interests:	The Members shall be entitled to their pro rata share of each item of income, gain, loss, deduction and credit derived by the Project Company and to their pro rata share of the net distributable cash flow of the Project Company.

Officers:	The Board of Managers will have the authority to designate officers of the Project Company, which shall consist of at least a President, a Secretary and a Treasurer. The Board of Managers may appoint such other officers and agents as it shall deem necessary or advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Managers. Neither the Managers nor the officers shall receive compensation for their services to the Project Company in such capacities.

Employees:	The Project Company shall not have any employees. All services shall be performed under service contracts by third parties.

Limitation of Liability:	None of the Members, Managers and officers of the Project Company shall be obligated personally for any of the debts, obligations or liabilities of the Project Company solely by reason of being a Member, a Manager or an officer of the Project Company.

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Tax Status:	It is the intention of the Members that the Project Company be treated as a partnership for federal tax purposes and all relevant state tax purposes, where possible.

Restrictions on Transfer:

Each Member may sell or transfer all or a portion of its membership interest in the Project Company to a third party, subject, however, to the Right of First Refusal of the other Member as set forth below.

Notwithstanding the foregoing, any Member may transfer its economic interest in such Member’s ownership interest in the Project Company to an Affiliate; provided, however, that such transfer shall give the transferee only the right to receive distributions, income, gain and loss allocable to such Member’s ownership interest to which such Member would otherwise be entitled.

Right of First Refusal:

If any Member wishes to sell its membership interest in the Project Company to a non-Affiliate, such offering Member shall first offer to sell its membership interest to the other Members by delivering notice which shall include the terms of the offer. Each other Member shall have the right to purchase all of the membership interest so offered. If none of the Members accept the offer, the offering Member may transfer all of its membership interest to a third party on terms no more favorable to the third party than those originally offered to the other Members, subject to the consent of the other Members as provided above.

Dispute Provision:	Unless the Parties agree otherwise, the dispute provisions set forth in Article 9 of the Agreement shall be incorporated in the LLCA.

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EXHIBIT 2 – FORM OF EQUITY COMMITMENT LETTER

The following assumes that the Project will be owned by Global and Renewable. If Covanta is entitled to and elects to invest equity in the Project, the following terms shall be modified to account for the ownership of Covanta in the Project. The following further assumes that any Projects that are identified by Global will be evaluated by Renewable and, if Renewable elects to participate in such Projects, that Renewable will send out the equity commitment letter to Global.

[RENEWABLE LETTERHEAD]

____________ __, 20__

Mr. ________________

[Global Energy, Inc. or Relevant Affiliate]
Moshe Aviv Tower, 38th Floor
Ramat Gan 52520, Israel

     Re: Equity Commitment

This letter will confirm the commitment of [Global Energy, Inc., a Delaware corporation] (“Global”) and [Renewable Diesel, LLC., a Delaware limited liability company (“Renewable”)], to invest equity in the ___________________project (the “Project”) being developed in _____________________.

Renewable [has formed/will form] a limited liability company (the “Project Company”) under the laws of the State of Delaware and [has qualified/intends to qualify] the Project Company to do business in _______________.

Renewable estimates that the total capital cost of the Project, including all the development costs, engineering, procurement and construction costs, start-up costs and initial working capital, is $__________(the “Total Required Equity”). The current capital cost budget is attached hereto as Schedule 1. Renewable shall update the capital cost budget from time to time as the development of the Project proceeds and provide such updates to Global.

A tentative schedule for the funding of the Total Required Equity, on a monthly basis, is attached hereto as Schedule 2. Renewable shall update the funding schedule from time to time as the development of the Project proceeds and provide such updates to Global.

The Parties hereby acknowledge and agree that the Total Required Equity and the tentative equity funding schedule are estimates and that the ultimate equity investment and equity funding schedule shall be what is actually required for the Project once a Purchase Order is to be issued and construction of the Project is to proceed.

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The Parties shall each provide the following percentage of the Total Required Equity:

Global:
Renewable:

[As the percentage is less than twenty percent (20%) of the Total Required Equity, Global/Renewable shall not have the right to appoint an individual to the Board of Managers of the Project Company.] [This sentence shall only be included in the letter if one party commits to invest less than twenty percent (20%) of the Total Required Equity.]

Once the development of the Project advances to a point where Renewable believes that the Project is likely to proceed, Renewable will prepare a draft of the limited liability company agreement (the “LLCA”) for the Project Company based on the model agreement that was negotiated by the parties under the Business and Development Agreement and provide it to Global for review. Thereafter, the parties shall cooperate together in good faith to negotiate and finalize the terms of the LLCA.

In connection with the Project, the parties have further agreed as follows:
____________________________________________________________________________________________________________________________.

Please confirm the amount of your equity commitment and your acceptance of the other terms of this equity commitment letter agreement by signing in the space provided below and returning it to me within thirty (30) days of the date hereof.

Sincerely yours,

Name:
Title:
[Renewable Diesel, LLC]

[Global Energy, Inc.] hereby confirms that it will provide ________ percent (__%) of the Total Required Equity and that it agrees with all the terms of this equity commitment letter agreement.

By:
Name:
Title:
Date:

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SCHEDULE 1 – TOTAL CAPITAL BUDGET

SCHEDULE 2 – PRELIMINARY EQUITY FUNDING SCHEDULE

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